1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co.
Reports First-Quarter 2010 Results

HIGHLIGHTS

▪	Exploratory Activities:

o	Positive drilling results from the Davy Jones ultra-deep exploratory well on South Marsh Island Block 230 indicate a major discovery in shallow water on the Shelf of the Gulf of Mexico.
o	Offset appraisal well at Davy Jones commenced on April 7, 2010. The well is currently drilling below 4,000 feet towards a proposed total depth of 29,950 feet.
o	Blackbeard East ultra-deep exploratory well commenced on March 8, 2010 and is currently drilling below 11,000 feet towards a proposed total depth of 29,950 feet.
o	Lafitte ultra-deep exploratory well expected to commence drilling in 2010.
o	Deep gas exploratory drilling in 2010 expected to include sidetracking operations at Blueberry Hill, re-drilling of Hurricane Deep and the Boudin and Platte prospects.
▪	First-quarter 2010 production averaged 190 Million cubic feet of natural gas equivalents per day (MMcfe/d) net to McMoRan, compared with 198 MMcfe/d in the first quarter of 2009.
▪	Average daily production for 2010 is expected to approximate 170 MMcfe/d net to McMoRan, including 170 MMcfe/d in second quarter 2010.
▪	Operating cash flows totaled $80.3 million for the first quarter of 2010, including working capital sources of $31.2 million.
▪
Capital expenditures totaled $40.8 million in the first quarter of 2010 and are expected to approximate $240 million for the year.  Capital spending will continue to be driven by opportunities and managed based on market conditions.

▪	Apparent high bidder on 17 of 19 blocks on the Shelf at Central Gulf of Mexico Lease Sale 213 in March 2010.
▪	Cash at March 31, 2010 totaled $268 million.

NEW ORLEANS, LA, April 19, 2010 – McMoRan Exploration Co. (NYSE: MMR) today reported a net loss applicable to common stock of $66.2 million, $0.74 per share, for the first quarter of 2010 compared with a net loss applicable to common stock of $63.2 million, $0.90 per share, for the first quarter of 2009.  Results include impairment charges totaling $57.0 million in the first quarter of 2010 and $39.0 million in the first quarter of 2009, principally reflecting lower natural gas prices.

James R. Moffett and Richard Adkerson, McMoRan’s Co-Chairmen, said, “The first quarter of 2010 was one of the most exciting periods of our company’s history.  The initial results from our Davy Jones well are promising and extend the geologic basin from the deepwater, opening up multiple high-potential exploration prospects on the Shelf of the Gulf of Mexico.  We congratulate our entire team for their execution of our strategy to unlock the values we believe exist at depth in the shallow waters of the Gulf of Mexico.  We look forward to an active period in 2010 and beyond as we define the potential of this new exploration frontier.”

SUMMARY FINANCIAL TABLE*

	First Quarter
	2010	2009
	(In thousands, except per
	share amounts)
Revenues	$ 132,488	$ 97,376
Operating loss	(41,282)	(49,139)
Net loss from continuing operations	(51,754)	(59,492)
Net loss from discontinued operations	(1,640)	(1,067)
Net loss applicable to common stock(a,b)	$(66,160)	$(63,241)
Diluted net loss per share:
Continuing operations	$(0.72)	$(0.88)
Discontinued operations	(0.02)	(0.02)
Applicable to common stock	$(0.74)	$(0.90)
Diluted average common shares outstanding	89,762	70,475
Operating cash flows	$ 80,294 (c)	$ 33,794
EBITDAX(d)	$ 84,730	$ 67,929
Capital Expenditures	$ 40,838	$ 29,163

*
If any in-progress well or unproved property is determined to be non-productive or no longer meets the capitalization requirements under applicable accounting rules after the date of this release but prior to the filing of McMoRan’s March 31, 2010 Form 10-Q, the related costs incurred through March 31, 2010 would be charged to expense in McMoRan’s first-quarter 2010 financial statements.  MMR’s investment in its five in-progress or unproved wells totaled $86.0 million at March 31, 2010, including $31.6 million associated with the Davy Jones discovery.

a.	Notable items impacting financial results for the 2010 and 2009 periods are included in the following table:
	First Quarter
	2010		2009
	(In Thousands)

Impairment charges(1)	$ 56,976		$ 38,954
Non-productive exploration well charges	4,612	(2)	16,226	(3)
Gain on oil and gas derivative contracts (4)	3,745		18,858
Charges for inducement of preferred stock(5)	8,866		-
Insurance proceeds	-		18,707	(6)

(1)	Reduction of certain fields’ net carrying value to fair value, including $40 million for Blueberry Hill in the 2010 period further described on page 3.
(2)	Associated with the costs of the Blueberry Hill offset appraisal well incurred through March 31, 2010 below 19,000 feet where future sidetracking operations are expected to commence.
(3)	Primarily relating to the Gladstone East and Tom Sauk wells.
(4)	See details of gains on oil and gas derivative contracts on page I (d).
(5)
Reflects charges for privately negotiated transactions to induce conversion of approximately 47,600 shares of McMoRan’s 8% Convertible Perpetual Preferred Stock with a liquidation preference of $47.6 million into 7.0 million shares of McMoRan common stock.  Annual preferred dividend savings following these transactions approximate $3.8 million.   After giving effect to these conversions, McMoRan has approximately 39,000 shares of its 8% Convertible Perpetual Preferred Stock and approximately 93 million shares of common stock outstanding.

(6)	Partial payment for insured losses related to the September 2008 hurricanes in the Gulf of Mexico.

b.	After preferred dividends.
c.	Includes working capital sources of $31.2 million.
d.	See reconciliation of EBITDAX to net loss applicable to common stock on page II.

PRODUCTION AND DEVELOPMENT ACTIVITIES

First-quarter 2010 production averaged 190 MMcfe/d net to McMoRan, compared with 198 MMcfe/d in the first quarter of 2009.  Production in the first quarter of 2010 was in line with revised estimates provided in March 2010 but below publicly reported estimates of 200 MMcfe/d in January 2010 because of unplanned downtime at certain fields and performance related issues.  Production is expected to average approximately 170 MMcfe/d in the second quarter of 2010 and 170 MMcfe/d for the year, lower than the previous estimate of 180 MMcfe/d.  McMoRan’s estimated production rates are dependent on the timing of planned recompletions, production performance and other factors.

Following the Flatrock discovery in OCS 310 on South Marsh Island Block 212 in July 2007, McMoRan has drilled five additional successful wells in the field.  Production from these six wells in the Flatrock field averaged a gross rate of approximately 262 MMcfe/d (49 MMcfe/d net to McMoRan) in the first quarter of 2010.  Current production rates have declined to approximately 190 MMcfe/d (35 MMcfe/d net to McMoRan) as a result of mechanical and production performance issues.  These issues are not expected to impact the ultimate recovery from the field.  McMoRan has a 25.0 percent working interest in Flatrock and Plains Exploration & Production Company (NYSE: PXP) holds a 30.0 percent working interest.

EXPLORATION ACTIVITIES

McMoRan’s exploration strategy is focused on the “deep gas play,” drilling to depths of between 15,000 to 25,000 feet in the shallow waters of the Gulf of Mexico and Gulf Coast area and on the “ultra-deep gas play” of depths below 25,000 feet.  Deep gas prospects target large structures above the salt weld (i.e. listric fault) in the Deep Miocene.  Ultra-deep prospects target objectives below the salt weld in the Miocene and older age sections that have been correlated to those productive sections seen in deepwater discoveries by other industry participants.

Deep Gas Exploration Activities
The Blueberry Hill offset appraisal well on Louisiana State Lease 340 commenced drilling on November 8, 2009 and was drilled to a total vertical depth of 23,585 feet in March 2010.  The well did not confirm the continuity of the pay sands seen in the sidetrack #1, by-pass and sidetrack #2 wells drilled in 2009.  The information obtained from the well has been incorporated into McMoRan’s 3-D seismic interpretations of the area and McMoRan intends to sidetrack the well to a location southwest of the pay sands seen in 2009.  The Blueberry Hill #9 STK1 is expected to commence drilling imminently and has a proposed total depth of 24,000 feet.  McMoRan's first quarter results included $4.6 million in exploration expenses associated with the drilling costs incurred through March 31, 2010 below 19,000 feet, where future sidetracking operations are expected to commence.

McMoRan’s first quarter results also include $40.0 million in charges to reduce the carrying value of its investment in Blueberry Hill, reflecting completion of an impairment assessment following the decline in forward prices of natural gas during the first quarter.  McMoRan's total investment in Blueberry Hill approximated $16.7 million at March 31, 2010, including $9.8 million for the offset appraisal well, compared with a total investment of $53.5 million at December 31, 2009.

The Hurricane Deep sidetrack well on South Marsh Island Block 217 commenced drilling on November 17, 2009 and had a proposed total depth of 21,750 feet.  As previously reported, the operator encountered an underground flow in the well at approximately 18,450 feet in February 2010.  McMoRan plans to re-drill the well during 2010 and its share of costs to re-drill to 18,450 feet will be covered under its insurance program.  McMoRan’s investment in Hurricane Deep totaled $21.0 million at March 31, 2010, including $8.1 million on operations since November 2009.

McMoRan’s deep gas exploratory drilling plans in 2010 also include the Boudin and Platte prospects.  Boudin is located in 20 feet of water on Eugene Island Block 26.  The well has a proposed total depth of 23,050 feet and will test Miocene objectives.  Platte, which is located in Vermillion Parish, Louisiana, has a proposed total depth of 18,700 feet.

Ultra-deep Exploration Activities
The data received to date from ultra-deep drilling on the Shelf confirm McMoRan’s original geologic modeling, which correlates objective sections on the Shelf below the salt weld (i.e. listric fault) in the Miocene and older age sections to those productive sections seen in deepwater discoveries by other industry participants.  In addition to Davy Jones and Blackbeard West, McMoRan has identified 15 ultra-deep prospects in shallow water near existing infrastructure.  The lead times for development of wells on the Shelf are not expected to be as long or expensive as development would be in the deepwater Gulf of Mexico.  McMoRan’s ultra-deep drilling plans in 2010 include the Blackbeard East and Lafitte exploratory wells and delineation drilling at Davy Jones. Future plans also include the John Paul Jones prospect located north of Davy Jones.

In February 2010, the Davy Jones discovery well on South Marsh Island Block 230 was drilled to a total depth of 29,000 feet.  As reported in January 2010, McMoRan logged 200 net feet of pay in multiple Eocene/Paleocene (Wilcox) sands in the well.  In March 2010, a production liner was set and the well was temporarily abandoned until necessary equipment for the completion is available.  Flow testing will be required to confirm the ultimate hydrocarbon flow rates from the well.  McMoRan, working with a team of experts, has initiated studies on the design for the completion of the well and various fast track alternatives to flow test the well are being evaluated.  The timing of the flow test is uncertain and subject to a number of factors, but is expected within 12 to 18 months.

On April 7, 2010, McMoRan commenced drilling the Davy Jones offset appraisal well on South Marsh Island Block 234, two and a half miles southwest of the discovery well.  The well is currently drilling below 4,000 feet towards a proposed total depth of 29,950 feet.  The offset appraisal well (Davy Jones #2) is expected to test similar sections up-dip to the discovery well.

Davy Jones involves a large ultra-deep structure encompassing four OCS lease blocks (20,000 acres).  McMoRan is funding 25.7 percent of the drilling costs and holds a 32.7 percent working interest and 25.9 percent net revenue interest.  Other working interest owners in Davy Jones include: PXP (27.7%), Energy XXI (NASDAQ: EXXI) (15.8%), Nippon Oil Exploration USA Limited (12%), W.A. "Tex" Moncrief, Jr. (8.8%) and a private investor (3%).  McMoRan’s investment in Davy Jones totaled $31.6 million at March 31, 2010.

The Blackbeard East ultra-deep exploration well commenced drilling on March 8, 2010 and is currently drilling below 11,000 feet. The well, which is located in 80 feet of water on South Timbalier Block 144, has a proposed total depth of 29,950 feet and will target Middle and Deep Miocene objectives seen below 30,000 feet in Blackbeard West, nine miles away. McMoRan is funding 32.0 percent of the exploratory costs and holds a 38.5 percent working interest and 30.7 percent net revenue interest.  Other working interest owners in Blackbeard East include: PXP (31.5%), EXXI (18.0%), W.A. "Tex" Moncrief, Jr. (10.0%) and a private investor (1.6%).  McMoRan’s investment in Blackbeard East totaled $5.2 million at March 31, 2010.

The Lafitte ultra-deep exploration well is expected to commence drilling in 2010. Like Blackbeard East, Lafitte will target Middle and Deep Miocene objectives. Lafitte is located on Eugene Island Block 223 in 140 feet of water.

The information gained from the Blackbeard East and Lafitte wells will enable McMoRan to consider the priorities for future operations at Blackbeard West.  As previously reported, the Blackbeard West ultra-deep exploratory well on South Timbalier Block 168 was drilled to 32,997 feet in 2008.  Logs indicated four potential hydrocarbon bearing zones that require further evaluation and the well was temporarily abandoned.  In May 2009, the Minerals Management Service granted McMoRan’s request for a geophysical Suspension of Operations (SOO) to extend its Blackbeard West leases in the Blackbeard area.  The SOO is allowing McMoRan to evaluate whether to drill deeper at Blackbeard West, drill an offset location or complete the well to test the existing zones.  McMoRan’s investment in the Blackbeard West well totaled $31.3 million at March 31, 2010.

Central Gulf of Mexico Lease Sale 213
On March 17, 2010, the Minerals Management Service (MMS) conducted Central Gulf of Mexico Lease Sale 213 in New Orleans, Louisiana.  McMoRan participated in the sale and submitted apparent high bids on 17 of 19 blocks on the Shelf totaling $9.4 million.  Apparent high bids are subject to a review process by the MMS before they can be awarded.  If granted, the lease acquisitions would add approximately 75,000 gross acres to McMoRan’s leasehold inventory, which currently approximates one million gross acres, including 150,000 gross acres associated with the ultra-deep gas play.

REVENUES
McMoRan’s first-quarter 2010 oil and gas revenues totaled $128.8 million, compared to $95.1 million during the first quarter of 2009.  During the first quarter of 2010, McMoRan’s sales volumes totaled 11.2 Bcf of gas, 691,500 barrels of oil and condensate and 1.7 Bcfe of plant products, compared to 12.2 Bcf of gas, 749,200 barrels of oil and condensate and 1.1 Bcfe of plant products in the first quarter of 2009.  McMoRan’s first-quarter comparable average realizations for gas (before hedging) were $5.53 per thousand cubic feet (Mcf) in 2010 and $4.88 per Mcf in 2009; for oil and condensate McMoRan received an average of $76.34 per barrel in first-quarter 2010 compared to $40.91 per barrel in first-quarter 2009.

CASH, LIQUIDITY AND CAPITAL EXPENDITURES
At March 31, 2010, McMoRan had $268 million in cash, compared with $241 million on December 31, 2009.  Total debt was $375 million at March 31, 2010, including $75 million in 5¼% convertible senior notes due in 2011 with a conversion price of $16.575 per share.  McMoRan currently has no amounts borrowed under its $175 million revolving credit facility and $75 million in availability after considering $100 million in outstanding letters of credit.  McMoRan’s bank group is currently completing its semi-annual redetermination of its borrowing base.  The review is expected to be completed in the second quarter of 2010.  McMoRan does not expect the redetermination to impact its future plans or operations.

Capital expenditures totaled $40.8 million for the first quarter of 2010 and are expected to approximate $240 million in 2010, including $170 million in exploration and $70 million in development spending.  Capital spending will continue to be driven by opportunities and managed based on market conditions and participation by partners.

Net abandonment expenditures, which include scheduled conventional and hurricane-related work, totaled $17.5 million for the first quarter of 2010 and are expected to approximate $100 million in 2010.  McMoRan is entitled to receive reimbursement of certain hurricane-related abandonment costs under its insurance programs associated with the 2008 hurricane events in the Gulf of Mexico.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

-----------------------------------------------------

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, capital expenditures, reclamation costs and anticipated and potential production and flow rates.  Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update the forward-looking statements in this press release and does not intend to update these statements more frequently than quarterly.  Important factors that might cause future results to differ from results anticipated by forward-looking statements include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; as well as other general exploration and development risks and hazards.  These and other factors are more fully described in McMoRan’s 2009 Annual Report on Form 10-K on file with the Securities and Exchange Commission (SEC), as updated by our subsequent filings with the SEC.

This press release contains a financial measure, earnings before interest, taxes, depreciation, amortization and exploration expenses (EBITDAX), commonly used in the oil and natural gas industry but not defined under GAAP. As required by SEC Regulation G, reconciliations of this measure to amounts reported in McMoRan’s consolidated financial statements are included in the supplemental schedules of this press release.

A copy of this release is available on McMoRan’s web site at www.mcmoran.com.  A conference call with securities analysts about first-quarter 2010 results is scheduled for today at 10:00 a.m. Eastern Time.  The conference call will be broadcast on the Internet along with slides.  Interested parties may listen to the conference call live and view the slides by accessing “www.mcmoran.com”.   A replay of the webcast will be available through Friday, May 14, 2010.

#     #     #

McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended March 31,
	2010		2009
	(In Thousands, Except Per Share Amounts)
Revenues:
Oil and natural gas	$128,846		$95,082
Service	3,642		2,294
Total revenues	132,488		97,376
Costs and expenses:
Production and delivery costs a	42,785		49,046
Depletion, depreciation and amortization expense b	108,245		93,397
Exploration expenses c	12,409		28,426
Gain on oil and gas derivative contracts d	(3,745)		(18,858)
General and administrative expenses	13,743		12,446
Main Pass Energy Hub™ costs	333		765
Insurance recoveries	-		(18,707	)e
Total costs and expenses	173,770		146,515
Operating loss f	(41,282)		(49,139)
Interest expense, net	(10,533)		(10,666)
Other income, net	61		329
Loss from continuing operations before income taxes	(51,754)		(59,476)
Income tax expense	-		(16)
Loss from continuing operations	(51,754)		(59,492)
Loss from discontinued operations	(1,640)		(1,067)
Net loss	(53,394)		(60,559)
Preferred dividends and inducement payments for early conversion of
convertible preferred stock	(12,766	)g	(2,682)
Net loss applicable to common stock	$(66,160)		$(63,241)

Basic and diluted net loss per share of common stock:
Continuing operations	$ (0.72)		$ (0.88)
Discontinued operations	(0.02)		(0.02)
Net loss per share of common stock	$ (0.74)		$ (0.90)
Average shares outstanding:
Basic and diluted	89,762		70,475

a.	Includes hurricane damage assessment and repair charges totaling $0.5 million and $10.8 million in the quarters ended March 31, 2010 and 2009, respectively.
b.	Includes impairment charges totaling $57.0 million and $39.0 million in the quarters ended March 31, 2010 and 2009, respectively.
c.
Includes charges for non-productive well costs of $4.6 million related to a portion of the Blueberry Hill appraisal well costs in 2010 and $16.2 million primarily related to the Gladstone East and Tom Sauk wells in 2009.

d.	McMoRan’s gains on its oil and gas derivative contracts include the following (in thousands):
	First Quarter
	2010	2009
Gains on settled contracts	$(3,303)	$(18,080)
Mark-to-market gain	(442)	(778)
Gain on oil and gas derivative contracts	$(3,745)	$(18,858)

e.	Represents McMoRan’s share of partial payments of insurance reimbursements related to losses incurred from the September 2008 hurricanes.
f.
Includes non-cash stock-based compensation totaling $9.7 million and $6.3 million in the 2010 and 2009 periods, respectively.  These amounts include charges for immediately vested stock options and stock options granted to retirement-eligible employees which results in one-year’s compensation expense being immediately recognized at the date of grant.  These charges totaled $6.7 million and $2.9 million in the first quarters of 2010 and 2009, respectively.

g.
Includes $8.9 million of payments to induce the conversion of approximately 47,600 shares of McMoRan’s 8% convertible perpetual preferred stock into approximately 7.0 million shares of its common stock.

I

McMoRan EXPLORATION CO.
RECONCILATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS (SEE NOTE) (Unaudited)

EBITDAX is a financial measure commonly used in the oil and natural gas industry but is not a recognized accounting term under accounting principles generally accepted in the United States of America (“GAAP”).  As defined by McMoRan, EBITDAX reflects the company’s adjusted oil and gas operating income (loss).   “EBITDAX” is derived from net loss from continuing operations before other income, net, interest expense, net, income tax expense, Main Pass Energy HubTM costs, exploration expenses, depletion, depreciation and amortization expense, stock-based compensation charged to general and administrative expenses, change in fair value of oil and gas derivative contracts, hurricane-related charges included in production and delivery costs, and insurance recoveries.  EBITDAX should not be considered by itself or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP, or as a measure of McMoRan’s profitability or liquidity.  Because EBITDAX excludes some, but not all, items that affect net income (loss), the computation of this non-GAAP financial measure may be different from similar presentations of other companies, including oil and gas companies in our industry.  As a result, the EBITDAX data presented below may not be comparable to similarly titled measures of other companies.

McMoRan’s management utilizes both the GAAP and non-GAAP results presented in this news release to evaluate McMoRan’s performance and believes that comparative analysis of results are useful to investors and other internal and external users of our financial statements in evaluating our operating performance, and such analysis can be enhanced by excluding the impact of these items to help investors meaningfully compare our results from period to period.  The following is a reconciliation of reported amounts from net loss applicable to common stock to EBITDAX (in thousands):

	First Quarter
	2010	2009

Net loss applicable to common stock, as reported	$(66,160)	$(63,241)
Preferred dividends and inducement payments for early conversion
of convertible preferred stock	12,766	2,682
Loss from discontinued operations	1,640	1,067
Loss from continuing operations, as reported	(51,754)	(59,492)

Other income, net	(61)	(329)
Interest expense, net	10,533	10,666
Income tax expense	-	16
Main Pass Energy HubTM costs	333	765
Exploration expenses	12,409	28,426
Depletion, depreciation and amortization expense	108,245	93,397
Hurricane-related charges included in production and delivery costs	537	10,845
Stock-based compensation charged to general and
administrative expenses	4,930	3,120
Insurance recoveries	-	(18,707)
Change in fair value of oil & gas derivative contracts	(442)	(778)
EBITDAX	$84,730	$67,929

II

McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	First Quarter
	2010	2009
Sales volumes:
Gas (thousand cubic feet, or Mcf)	11,238,800	12,165,600
Oil (barrels)	691,500	749,200
Plant products (Mcf equivalent) a	1,749,000	1,118,100
Average realizations:
Gas (per Mcf)	$ 5.53	$ 4.88
Oil (per barrel)	76.34	40.91

a.
Results include approximately $13.9 million and $5.0 million of revenues associated with plant products (ethane, propane, butane, etc.) during the first quarters of 2010 and 2009, respectively.  One Mcf equivalent is determined using an estimated energy content differential ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids.

III

McMoRan EXPLORATION  CO.
CONDENSED BALANCE SHEETS (Unaudited)

	March 31,	December 31,
	2010	2009
	(In Thousands)
ASSETS
Cash and cash equivalents	$267,778	$241,418
Accounts receivable	66,251	79,681
Inventories	48,362	47,818
Prepaid expenses	10,031	14,457
Fair value of oil and gas derivative contracts	8,766	8,693
Current assets from discontinued operations, including restricted cash
of $3,600 and $470, respectively	3,795	825
Total current assets	404,983	392,892
Property, plant and equipment, net	736,521	796,223
Restricted cash	45,430	41,677
Deferred financing costs and other assets	11,301	11,931
Long-term assets from discontinued operations	2,996	6,159
Total assets	$1,201,231	$1,248,882

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$72,221	$66,544
Accrued liabilities	64,294	51,945
Accrued interest and dividends payable	17,889	8,535
Current portion of accrued oil and gas reclamation costs	116,954	106,791
Fair value of oil and gas derivative contracts	867	1,237
Current portion of accrued sulphur reclamation costs (discontinued operations)	8,300	8,300
Current liabilities from discontinued operations	1,577	1,183
Total current liabilities	282,102	244,535
5¼% convertible senior notes	74,720	74,720
11.875% senior notes	300,000	300,000
Accrued oil and gas reclamation costs	292,395	321,920
Other long-term liabilities	17,101	16,602
Accrued sulphur reclamation costs (discontinued operations)	19,273	19,152
Other long-term liabilities from discontinued operations	6,134	6,145
Total liabilities	991,725	983,074
Stockholders' equity	209,506	265,808
Total liabilities and stockholders' equity	$1,201,231	$1,248,882

IV

 McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31,
	2010	2009
	(In Thousands)
Cash flow from operating activities:
Net loss	$(53,394)	$(60,559)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations	1,640	1,067
Depletion, depreciation and amortization expense	108,245	93,397
Exploration drilling and related expenditures	4,612	16,226
Compensation expense associated with stock-based awards	9,688	6,347
Amortization of deferred financing costs	896	931
Change in fair value of oil and gas derivative contracts	(442)	(778)
Reclamation expenditures, net of prepayments by third parties	(17,540)	(12,351)
Increase in restricted cash	(3,753)	(3,772)
Other	227	64
(Increase) decrease in working capital:
Accounts receivable	20,164	14,697
Accounts payable and accrued liabilities	7,109	(12,846)
Prepaid expenses and inventories	3,880	(8,193)
Net cash provided by continuing operations	81,332	34,230
Net cash used in discontinued operations	(1,038)	(436)
Net cash provided by operating activities	80,294	33,794

Cash flow from investing activities:
Exploration, development and other capital expenditures	(40,838)	(29,163)
Net cash used in continuing operations	(40,838)	(29,163)
Net cash activity from discontinued operations	-	-
Net cash used in investing activities	(40,838)	(29,163)

Cash flow from financing activities:
Dividends paid and inducement payments on early conversion
of convertible preferred stock	(13,274)	(2,682)
Proceeds from exercise of stock options and other	178	-
Net cash used in continuing operations	(13,096)	(2,682)
Net cash activity from discontinued operations	-	-
Net cash used in financing activities	(13,096)	(2,682)
Net increase in cash and cash equivalents	26,360	1,949
Cash and cash equivalents at beginning of year	241,418	93,486
Cash and cash equivalents at end of period	$267,778	$95,435

V